Exhibit 23.2 Audit Letter from Manning Elliott, Chartered Accountants


Manning Elliott
Chartered Accountants
11th floor,1050 West Pender Street, Vancouver,BC, Canada V6E3S7
Phone: 604.714.3600
Fax:   604.714.3669
Web:manningelloitt.com


January 19, 2005
United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington,DC USA 20549


To Whom It May Concern,

We have read Item 4 of the Electronic Identification, Inc. (a.k.a. Manakoa Services Corporation) report on Form 8-K originally filed on October 18, 2004, and are in agreement with the statements contained therein. We have to basis to agree or disagree with other statements contained in the Form 8K.


Very truly yours,

/s/ Manning Elliott
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    Manning Elliott

MANNING ELLIOTT
Chartered Accountants